Exhibit 10.5

EXECUTION COPY

YDON HOLDINGS LTD.

SERIES A PREFERRED SHARE AND NOTE PURCHASE AGREEMENT

APRIL 22, 2008

i

(continued)

	2.21.	Corporate Documents	15
	2.22.	Environmental and Safety Laws	15
	2.23.	Disclosure	16
	2.24.	Capitalization of Existing Subsidiaries	16
3.	Representations and Warranties of the Purchaser		16
	3.1.	Authorization	16
	3.2.	Purchase Entirely for Own Account	16
	3.3.	Knowledge	17
	3.4.	Restricted Securities	17
	3.5.	No Public Market	17
	3.6.	Legends	17
4.	Conditions to the Purchaser’s Obligations at Closing		17
	4.1.	Representations and Warranties	17
	4.2.	Performance	17
	4.3.	Compliance Certificate	18
	4.4.	Qualifications	18
	4.5.	Corporate/Capital Structure	18
	4.6.	Opinion of Company Counsel	18
	4.7.	Board of Directors	18
	4.8.	Indemnification Agreement	18
	4.9.	Shareholder Agreement	18
	4.10.	Employment Agreement	18
	4.11.	Inventions Assignment Agreement	18
	4.12.	Share Restriction Agreement	18
	4.13.	Note	18
	4.14.	Warrant	18
	4.15.	Memorandum and Articles	19
	4.16.	Secretary’s Certificate	19
	4.17.	Proceedings and Documents	19
	4.18.	Preemptive Rights	19
	4.19.	Business Plan	19
	4.20.	Diligence Review	19
5.	Conditions of the Company’s Obligations at Closing		19
	5.1.	Representations and Warranties	19
	5.2.	Performance	19
	5.3.	Qualifications	19

(continued)

6.	Covenants		19
	6.1.	Payment of Principal, Premium and Interest	20
	6.2.	Conduct of Business and Maintenance of Existence	20
	6.3.	Maintenance of Properties	20
	6.4.	Change of Jurisdiction of Organization, Relocation of Business	20
	6.5.	Compliance with Law	20
	6.6.	Compliance with Transaction Documents	20
	6.7.	Payment of Obligations	20
	6.8.	Insurance	21
	6.9.	Future Subsidiaries and Future Affiliates	21
	6.10.	Investments	21
	6.11.	Restricted Payments	21
	6.12.	Mergers, Consolidations, Asset Dispositions and Acquisitions	22
	6.13.	Guarantees	22
	6.14.	Books, Records and Inspections; Information Rights	22
	6.15.	Transactions with Related Parties	22
	6.16.	ESOP	22
	6.17.	Notice of Developments	22
	6.18.	Further Assurances	22
7.	Events Of Default; Remedies		23
	7.1.	Events of Default	23
	7.2.	Remedies	23
8.	Miscellaneous		24
	8.1.	Survival of Warranties	24
	8.2.	Successors and Assigns	24
	8.3.	Governing Law	24
	8.4.	Counterparts	24
	8.5.	Titles and Subtitles	24
	8.6.	Notices	24
	8.7.	No Finder’s Fees	25
	8.8.	Attorneys’ Fees	25
	8.9.	Amendments and Waivers	25
	8.10.	Severability	25
	8.11.	Delays or Omissions	25
	8.12.	Entire Agreement	25
	8.13.	Dispute Resolution	26
	8.14.	No Commitment for Additional Financing	26
	8.15.	Confidentiality	26

(continued)

Exhibit A	Memorandum of Association

Exhibit B	Articles of Association

Exhibit C	Disclosure Schedule

Exhibit D	Form of Note

Exhibit E	Form of Warrant

Exhibit F	Form of Employment Agreement

Exhibit G	Form of Indemnification Agreement

Exhibit H	Form of Inventions Assignment Agreement

Exhibit I	Form of Shareholders Agreement

Exhibit J	Form of Share Restriction Agreement

Exhibit K	Form of Legal Opinion of Company’s Counsel

SERIES A PREFERRED SHARE AND NOTE PURCHASE AGREEMENT

THIS SERIES A PREFERRED SHARE AND NOTE PURCHASE AGREEMENT (this “Agreement”) is made as of the 22nd day of April, 2008 by and among Ydon Holdings Ltd., a British Virgin Islands Business Company having its registered office at Equity Trust (BVI) Limited, Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands with company number 1038691 (the “Company”), Velti Plc, a public limited company organized under the laws of England and Wales (the “Purchaser”), and the persons listed as “Founders” on the signature pages to this Agreement (each a “Founder” and together the “Founders”).

RECITALS

WHEREAS, the Company has authorized a financing (the “Series A Financing”) consisting of (a) the sale and issuance of up to a total of 7,050 (the “Shares”) of the Company’s Series A Convertible Redeemable Participating Preferred Shares (the “Series A Preferred Shares”) to the Purchaser in consideration for such Purchaser’s equity investment of an aggregate of One Million Seven Hundred Nine Thousand Nine Hundred Seventy-Seven Dollars ($1,709,977), (b) the sale and issuance by the Company of (i) a senior convertible promissory note (the “Note”) in an aggregate principal amount of One Million Two Hundred Ninety Thousand Twenty-Three Dollars ($1,290,023) (the “Loan Amount”) in consideration for such Purchaser’s loan to the Company of an aggregate amount equal to the Loan Amount and (c) the issuance by the Company of warrants (the “Warrants”) exercisable to purchase such additional Series A Preferred Shares as are necessary, assuming the full conversion of the Note and the exercise of the Warrants, to make Purchaser’s equity ownership of the Company equal to fifty percent (50%) on a fully-diluted basis, including the ESOP (as defined below);

WHEREAS, the proceeds of such financing shall be used by the Company for its benefit as well as that of its wholly-owned subsidiaries, Casee (Beijing) Information Technology Company Limited and Beijing Ydon Network Information Technology Company Limited (each an “Existing Subsidiary” and collectively, the “Existing Subsidiaries”);

WHEREAS, the Company desires to (a) issue and sell the Shares to the Purchaser and (b) issue the Note and Warrants in favor of the Purchaser, on the terms and conditions set forth herein; and

WHEREAS, the Purchaser desires to (a) purchase the Shares and (b) accept the Note and Warrants, on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.         Authorization; Purchase and Sale; Closing Deliveries; Amount and Terms of the Shares and Note; Definitions.

1.1.      Authorization of the Shares, Note and Warrants.

(a)       The Company has authorized (i) the sale and issuance to the Purchaser of the Shares and (ii) the issuance of such Ordinary Shares to be issued upon conversion of the Shares (the “Equity Conversion Shares”).

(b)       The Company has also authorized (i) the sale and issuance of the Note, in an aggregate principal amount equal to the Loan Amount in consideration for such Purchaser’s willingness to loan the Company the Loan Amount and (ii) the issuance of the 7,950 Series A Preferred Shares, subject to adjustment, to be issued upon conversion of the Note (the “Note Conversion Shares”).

(c)       The Company has authorized (i) the issuance and delivery to the Purchaser of the Warrants and (ii) the issuance of such Series A Preferred Shares to be issued upon conversion of the Warrants (the “Warrant Conversion Shares” and together with the Equity Conversion Shares and Note Conversion Shares, the “Conversion Shares”).

(d)       The Shares and the Conversion Shares have the rights, preferences, privileges and restrictions set forth in the Memorandum and Articles (each as defined below).

1.2.      Purchase and Sale of the Shares and Note.

(a)       Subject to the terms and conditions of this Agreement and on the basis of the representations and warranties set forth herein, the Company agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Company for investment, at the Closing (as defined below), an aggregate of 7,050 Series A Preferred Shares, at a price per share of Two Hundred Forty-Two Dollars and Fifty-Five Cents ($242.55), for an aggregate purchase price of One Million Seven Hundred Nine Thousand Nine Hundred Seventy-Seven Dollars ($1,709,977).

(b)       Subject to the terms and conditions of this Agreement and on the basis of the representations and warranties set forth herein, the Company agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Company for investment, at the Closing, the Note for an aggregate purchase price equal to the Loan Amount.

(c)       Subject to the terms and conditions of this Agreement and on the basis of the representations and warranties set forth herein, the Company agrees to issue to the Purchaser, and the Purchaser agrees to accept from the Company for investment, at the Closing, the Warrants.

1.3.      Closing. The purchase and sale of the Shares, Note and Warrants pursuant to this Agreement (the “Closing”) shall take place remotely via the exchange of documents and signatures on the 30th day of April, 2008 (such date is hereinafter referred to as the “Closing Date”).

1.4.      Deliveries. Subject to the terms and conditions hereof, the Company will deliver (a) to the Purchaser, at the Closing, a certificate representing the number of Shares to be purchased by the Purchaser at the Closing, against payment of the purchase price therefor by certified check or wire transfer made payable to the order of the Company, cancellation or conversion of indebtedness of the Company or any combination of the foregoing and (b) to the Purchaser, at the Closing, a senior convertible promissory note representing the aggregate principal amount of the Note to be purchased by the Purchaser at the Closing, against payment of the purchase price therefor by certified check or wire transfer made payable to the order of the Company. In the event that payment by the Purchaser is made, in whole or in part, by cancellation or conversion of indebtedness of the Company, then the Purchaser shall surrender to the Company for cancellation or conversion at the Closing any evidence of such indebtedness or shall execute an instrument of cancellation or conversion in form and substance reasonably acceptable to the Company.

1.5.      No Security for the Note. The Note shall be unsecured.

1.6.      Conversion of the Note. The Note shall be convertible into Note Conversion Shares in accordance with the terms and conditions therein.

1.7.      Use of Proceeds. The proceeds from the Series A Financing shall be used by the Company solely for business expansion, working capital, mergers and acquisitions and other general corporate purposes in accordance with the Business Plan (as defined below) and approved budget of the Company.

1.8.      Incurrence of Indebtedness; Issuance of Equity. Neither the Company nor any of the Existing Subsidiaries shall (a) create, assume, incur or in any manner become liable in respect of or permit to exist any indebtedness or (b) issue, or obligate itself to issue, to any Person any equity security, or security convertible into equity, of the Company or any Existing Subsidiary, other than in connection with this Agreement without the prior written consent of the Purchaser. The Company and the Existing Subsidiaries acknowledge and agree that the foregoing consent right of the Purchaser (i) is a substantial inducement to the Purchaser entering into this Agreement and (ii) is fair and reasonable in consideration of the Purchaser’s entry into this Agreement.

1.9.      Payments. The Company will make all cash payments due under the Note in immediately available funds by the date such payment is due in the manner set forth in the Note.

1.10.    Defined Terms Used in this Agreement. As used in this Agreement, the following terms shall be construed to have the meanings set forth or referenced below (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require). Unless otherwise specified, all references to “$”, “cash”, “dollars” or similar references shall mean U.S. dollars, paid in cash or other immediately available funds.

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such

Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

“Agreement” has the meaning set forth in the preamble hereof.

“Articles” means the Amended and Restated Articles of Association of the Company, attached as Exhibit B hereto, as may be amended.

“Board” means the Board of Directors of the Company.

“Business Plan” has the meaning set forth in Section 2.23.

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Company Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, trade secrets, licenses, domain names, mask works, information and proprietary rights and processes as are necessary to the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

“Conversion Shares” has the meaning set forth in Section l.l(c).

“Employment Agreement” means the employment agreement between the Company or an Existing Subsidiary, as applicable, and a Key Employee, respectively, in the form attached as Exhibit F hereto.

“Equity Conversion Shares” has the meaning set forth in Section 1.1 (a).

“ESOP” means the 2008 Share Option Plan duly adopted by the Board and, if necessary, approved by the Company shareholders.

“Existing Subsidiaries” has the meaning set forth in the recitals hereof.

“Financial Statements” has the meaning set forth in Section 2.14.

“Founder” has the meaning set forth in the preamble hereof.

“Hazardous Substance” has the meaning set forth in Section 2.22.

“Indemnification Agreement” means the indemnification agreement between the Company and any director designated by the Purchaser as a member of the Board pursuant to the Shareholders Agreement, in the form attached as Exhibit G hereto.

“Inventions Assignment Agreement” means the proprietary information and inventions assignment agreement between the Company or an Existing Subsidiary, as applicable, and a Key Employee, respectively, in the form attached as Exhibit H hereto.

“Key Employee” means any executive-level employee (including division director and vice president-level positions) as well as any employee or consultant who either alone or in concert with others develops, invents, programs or designs any Company Intellectual Property.

“Knowledge,” including the phrase “to the Company’s knowledge,” shall mean the actual knowledge of the Key Employee.

“Loan Amount” has the meaning set forth in the recitals hereof.

“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Company.

“Memorandum” means the Amended and Restated Memorandum of Association of the Company, attached as Exhibit A hereto, as may be amended.

“Note” has the meaning set forth in the recitals hereof.

“Note Conversion Shares” has the meaning set forth in Section l.l(b).

“Obligations” means, collectively, all of the payment and other obligations of the Company to the Purchaser under this Agreement and the Note.

“Ordinary Shares” has the meaning set forth in Section 2.2(a).

‘Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“PCB” has the meaning set forth in Section 2.22.

“Preferred Shares” has the meaning set forth in Section 2.2(b).

“Purchaser” has the meaning set forth in the preamble hereof.

“Related Party” has the meaning set forth in Section 6.15.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Directors” means a member of the Board who is designated by the Purchaser in accordance with the Shareholders Agreement.

“Series A Financing” has the meaning set forth in the recitals hereof.

“Series A Preferred Shares” has the meaning set forth in the recitals hereof.

“Shareholders Agreement” means that certain shareholders agreement among, the Company, the Purchaser and the other shareholders of the Company party thereto, dated as of the date hereof, in the form of Exhibit I attached to this Agreement.

“Share Restriction Agreement” means the share restriction agreement between the Company and each Founder respectively, dated as of the date hereof, in the form of Exhibit J attached to this Agreement.

“Shares” has the meaning set forth in the recital hereof.

“Transaction Agreements” means this Agreement, the Shareholders Agreement, Indemnification Agreement and each Employment Agreement, Inventions Assignment Agreement, Non-Competition Agreement and Share Restriction Agreement.

“Warrant Conversion Shares” has the meaning set forth in Section l.l(c).

“Warrants” has the meaning set forth in the recitals hereof.

2.         Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser that, except as set forth on the Disclosure Schedule attached as Exhibit C to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date of the Closing, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 2 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

For purposes of these representations and warranties (other than those in Sections 2.2, 2.3, 2.4, 2.5, and 2.6), the term “the Company” shall include the Existing Subsidiaries, unless otherwise noted herein.

2.1.      Organization, Good Standing, Corporate Power and Qualification. The Company is a British Virgin Islands Business Company duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2.      Capitalization. The authorized capital of the Company consists, immediately prior to the Closing, of:

(a)       Sixty Thousand (60,000) ordinary shares of the Company (the “Ordinary Shares”), Twenty-Six Thousand Six Hundred Twenty-Seven (26,627) shares of which are issued and outstanding immediately prior to the Closing. All of the outstanding Ordinary Shares have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable securities laws. The Company holds no treasury shares and no shares of Series A Preferred Shares in its treasury.

(b)       Thirty Thousand (30,000) preferred shares (the “Preferred Shares”), all of which shares have been designated Series A Preferred Shares, none of which are issued and outstanding immediately prior to the Closing. The rights, privileges and preferences of the Series A Preferred Shares are as stated in the Memorandum and Articles and as provided by the British Virgin Islands Business Company Act of 2004.

(c)       The Company has reserved Three Thousand Three Hundred Seventy Three (3,373) Ordinary Shares for issuance to officers, directors, employees and consultants of the Company pursuant to its ESOP. Of such reserved Ordinary Shares, no shares have been issued pursuant to restricted share purchase agreements, no options to purchase shares have been granted and are currently outstanding, and Three Thousand Three Hundred Seventy Three (3,373) Ordinary Shares remain available for issuance to officers, directors, employees and consultants pursuant to the ESOP. The Company has furnished to the Purchaser complete and accurate copies of the ESOP and forms of agreements used thereunder.

(d)       Section 2.2(d) of the Disclosure Schedule sets forth the capitalization of the Company immediately following the Closing including the number of shares of the following: (i) issued and outstanding Ordinary Shares, including, with respect to restricted Ordinary Shares, vesting schedule and repurchase price; (ii) issued share options, including vesting schedule and exercise price; (iii) share options not yet issued but reserved for issuance; (iv) each series of Preferred Shares; and (v) warrants or share purchase rights, if any. Except for (A) the conversion privileges of the Shares to be issued under this Agreement and (B) the securities and rights described in Section 2.2(c) of this Agreement and Section 2.2(d) of the Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any Ordinary Shares or Series A Preferred Shares, or any securities convertible into or exchangeable for Ordinary Shares or Series A Preferred Shares. All outstanding shares of the Company’s Ordinary Shares and all of the Company’s Ordinary Shares underlying outstanding options are subject to a right of first refusal in favor of the Company upon any proposed transfer (other than transfers for estate planning purposes).

(e)       Except with respect to the Share Restriction Agreement, none of the Company’s share purchase agreements or share option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events. The Company has never adjusted or amended the exercise price of any share options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. Except as set forth in the Memorandum and Articles, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital shares.

2.3.      Subsidiaries. Except as set forth on Section 2.3 of the Disclosure Schedule, the Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

2.4.      Authorization. All corporate action required to be taken by the Board and shareholders of the Company in order to authorize the Company to enter into the Transaction Agreements, and to issue the Shares, Note and Warrant at the Closing and the Ordinary Shares and Series A Preferred Shares, as applicable, issuable upon conversion of the Shares or the Note or the exercise of the Warrants, as the case may be, has been taken or will be taken prior to the Closing. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Closing, and the issuance and delivery of the Shares has been taken or will be taken prior to the Closing. The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (c) to the extent the indemnification provisions contained in the Shareholders Agreement and the Indemnification Agreement may be limited by applicable securities laws.

2.5.      Valid Issuance of the Shares and Conversion Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable securities laws and liens or encumbrances created by or imposed by the Purchaser. Assuming the accuracy of the representations of the Purchaser in Section 3 of this Agreement, the Shares will be issued in compliance with all applicable securities laws. The Ordinary Shares and Preferred Shares, as applicable, issuable upon the conversion of the Shares or the Note or the exercise of the Warrants, as the case may be, have been duly reserved for issuance, and upon issuance in accordance with the terms of the Memorandum and Articles, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable securities laws and liens or encumbrances created by or imposed by the Purchaser.

2.6.      Governmental Consents and Filings. Assuming the accuracy of the representations of the Purchaser in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for those which have been made in a timely manner.

2.7.      Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company’s knowledge, currently threatened (a) against the Company or any officer, director or Key Employee of the Company; (b) that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements; or (c) to the Company’s knowledge, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor, to the Company’s knowledge, any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Employees, such as would affect the Company). There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

2.8.      Intellectual Property. The Company owns or possesses legal rights to all Company Intellectual Property without any known conflict with, or infringement of, the rights of others. To the Company’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. The Company has not received any communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business. To the Company’s knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company. Each employee and consultant has assigned to the Company all intellectual property rights he or she owns that are related to the Company’s business as now conducted and as presently proposed to be conducted. Section 2.8 of the Disclosure Schedule lists all Company Intellectual Property. The Company has not embedded any open source, copyleft or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement.

2.9.      Compliance with Other Instruments. The Company is not in violation or default (a) of any provisions of its Articles or Memorandum, (b) of any instrument, judgment, order, writ or decree, (c) under any note, indenture or mortgage, or (d) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule, or, of any provision of a statute, rule or regulation applicable to the Company, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

2.10.    Agreements; Actions.

(a)       Except for the Transaction Agreements, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $25,000, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by the Company with respect to infringements of proprietary rights.

(b)       The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital shares, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $25,000 or in excess of $100,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business. For the purposes of subsections (b) and (c) of this Section 2.10, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

(c)       The Company is not a guarantor or indemnitor of any indebtedness of any other Person.

(d)       The Company has not engaged in the past three (3) months in any discussion with any representative of any Person regarding (a) a sale or exclusive license of all or substantially all of the Company’s assets, or (b) any merger, consolidation or other business combination transaction of the Company with or into another Person.

2.11.    Certain Transactions.

(a)       Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board, and (iii) the purchase of shares of the Company’s capital shares and the issuance of options to purchase shares of the Company’s Ordinary Shares, in each instance, approved in the written minutes of the Board of Directors (previously provided to the Purchaser or its counsel), there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, consultants or Key Employees, or any Affiliate thereof.

(b)       The Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of the Company’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers or employees or shareholders of the Company may own shares in (but not exceeding two percent (2%) of the outstanding capital shares of) publicly traded companies that may compete with the Company or (iii) financial interest in any contract with the Company.

2.12.    Rights of Registration and Voting Rights. Except as provided in the Shareholders Agreement, the Company is not under any obligation to register under the Securities Act (or a foreign equivalent) any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Company’s knowledge, except as contemplated in the Shareholders Agreement, no shareholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

2.13.    Absence of Liens. The property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets.

2.14.    Financial Statements. The Company has delivered to the Purchaser its audited financial statements as of December 31, 2006 and for the fiscal year ended December 31, 2007 and its unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of March 31, 2008 and for the three (3) month period ended March 31, 2008 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by generally accepted accounting principles. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the

Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to December 31, 2007 (b) obligations under contracts and commitments incurred in the ordinary course of business and (c) liabilities and obligations of a type or nature not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

2.15. Changes. Since December 31, 2007 there has not been:

(a)       any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(b)       any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(c)       any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d)       any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e)       any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(f)        any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder;

(g)       any resignation or termination of employment of any officer or Key Employee of the Company;

(h)       any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(i)        any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)        any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital shares, or any direct or indirect redemption, purchase, or other acquisition of any of such shares by the Company;

(k)                      any sale, assignment or transfer of any Company Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(1)                      receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(m)                   to the Company’s knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(n)                     any arrangement or commitment by the Company to do any of the things described in this Section 2.15.

2.16.            Employee Matters.

(a)                      As of the date hereof, the Company employs twenty-six (26) full-time employees and three (3) part-time employees and engages no consultants or independent contractors. Section 2.16 of the Disclosure Schedule sets forth a detailed description of all compensation, including salary, bonus, severance obligations and deferred compensation paid or payable for each officer, employee, consultant and independent contractor of the Company who received compensation in excess of fifty thousand dollars ($50,000) for the fiscal year ended December 31, 2007 or is anticipated to receive compensation in excess of fifty thousand dollars ($50,000) for the fiscal year ending March 31, 2009.

(b)                     To the Company’s knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(c)                      The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. The Company has complied in all material respects with all applicable equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.

(d)                     To the Company’s knowledge, no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee, nor does the Company have a present intention to terminate the employment of any of the foregoing. The employment of each employee of the Company is terminable at the will of the Company. Except as set forth in Section 2.16 of the Disclosure Schedule or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Section 2.16 of the Disclosure Schedule, the Company has no policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(e)                      The Company has not made any representations regarding equity incentives to any officer, employees, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of the Board.

(f)                        Each former Key Employee whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.

(g)                     The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the Company’s knowledge, threatened, which could have a Material Adverse Effect, nor is the Company aware of any labor organization activity involving its employees.

(h)                     To the Company’s knowledge, none of the Key Employees or directors of the Company has been (i) subject to voluntary or involuntary petition under any bankruptcy law or any insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission (or their foreign equivalents) to have violated any securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

2.17.            Tax Returns and Payments. There are no taxes dues and payable by the Company which have not been timely paid. There are no accrued and unpaid taxes of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. The Company has duly and timely filed all tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

2.18.            Insurance. Section 2.18 of the Disclosure Schedule contains an accurate and complete description of all policies of insurance covering the Company or all or any portion of its property and assets. All such policies are in full force and effect, all premiums covering all periods up to the date hereof have been paid and no notice of cancellation or termination has been received with respect any such policy.

2.19.            Inventions Assignment Agreements. Each current and former employee, consultant and officer of the Company has executed an agreement with the Company regarding proprietary information and inventions substantially in the form of the Inventions Assignment Agreement attached hereto. No current or former Key Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s Inventions Assignment Agreement. The Company is not aware that any of its Key Employees is in violation thereof.

2.20.            Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.21.            Corporate Documents. The Memorandum and Articles are in the form provided to the Purchaser. The copy of the minute books of the Company provided to the Purchaser contains minutes of all meetings of directors and shareholders and all actions by written consent without a meeting by the directors and shareholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and shareholders with respect to all transactions referred to in such minutes.

2.22.            Environmental and Safety Laws. Except as could not reasonably be expected to have a Material Adverse Effect, (a) the Company is and has been in compliance with all Environmental Laws (as defined below); (b) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof, (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published list of hazardous or toxic waste sites published by any governmental authority; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws. The Company has made available to the Purchaser true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments.

For purposes of this Section 2.22, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (i) the release or a threatened release of a Hazardous Substance; (ii) pollution or protection of employee health or safety, public health or the environment; or (iii) the manufacture, handling, transport, use, treatment, storage, or disposal of a Hazardous Substance.

2.23.            Disclosure. The Company has made available to the Purchaser all the information reasonably available to the Company that the Purchaser has requested for deciding whether to acquire the Shares, including certain of the Company’s projections and its proposed business plan (the “Business Plan”), a copy of which is contained in Section 2.23 of the Disclosure Schedule. No representation or warranty of the Company contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to the Purchaser at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

2.24.            Capitalization of Existing Subsidiaries. The authorized capitalization and issued and outstanding capital shares of each Existing Subsidiary is set forth as Schedule 2.24 of the Disclosure Schedule. All outstanding capital shares of each Existing Subsidiary is held beneficially and of record by the Company free and clear of all liens, encumbrances, charges and other adverse claims. All issued and outstanding shares of each Existing Subsidiary’s capital shares (a) have been duly authorized and validly issued and are fully paid and nonassessable, and (b) were issued in compliance with all applicable laws concerning the issuance of securities.

3.                          Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company that:

3.1.                  Authorization. The Purchaser has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Shareholders Agreement may be limited by applicable securities laws.

3.2.                  Purchase Entirely for Own Account. The Shares, Note and Warrants to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares, Note or Warrants. The Purchaser has not been formed for the specific purpose of acquiring the Shares.

3.3.                  Knowledge. The Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares, Note and Warrants.

3.4.                  Restricted Securities. The Purchaser understands that the Shares, Note and Warrants have not been, and will not be, registered under the Securities Act (or its foreign equivalent), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser acknowledges that the Company has no obligation to register or qualify the Shares, Note, Warrants, Conversion Shares or the Ordinary Shares or Series A Preferred Shares into which they may be converted, for resale except as set forth in the Shareholders Agreement.

3.5.                  No Public Market. The Purchaser understands that no public market now exists for the Shares, Note and Warrants and that the Company has made no assurances that a public market will ever exist for the Shares, Note or Warrants.

3.6.                  Legends. The Purchaser understands that the any securities issued hereunder, may bear one or all of the following legends:

(a)                      “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (OR ITS FOREIGN EQUIVALENT), AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b)                     Any legend set forth in, or required by, the other Transaction Agreements.

(c)                      Any legend required by the securities laws of any jurisdiction to the extent such laws are applicable to the Shares represented by the certificate so legended.

4.                          Conditions to the Purchaser’s Obligations at Closing. The obligations of the Purchaser to purchase the Shares, Note and Warrants at the Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived:

4.1.                  Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct in all respects as of such Closing.

4.2.                  Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before such Closing.

4.3.                  Compliance Certificate. The President of the Company shall deliver to the Purchaser at such Closing a certificate certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

4.4.                  Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of any jurisdiction that are required, in the sole discretion of Purchaser, in connection with the transactions contemplated hereby shall be obtained and effective as of such Closing.

4.5.                  Corporate/Capital Structure. The Purchaser shall be satisfied with the ownership, corporate and legal structure, capitalization and capital structure of the Company and the Existing Subsidiaries, including, without limitation, the terms and amounts of other debt, if any, the terms and conditions of any capital shares, options, warrants or other securities issued by the Company or the Existing Subsidiaries and any agreements related thereto, and the management of the Company and the Existing Subsidiaries shall be acceptable to the Purchaser.

4.6.                  Opinion of Company Counsel. The Purchaser shall have received from DeBound Law Offices, counsel for the Company, an opinion, dated as of the date of such Closing, in substantially the form of Exhibit K attached to this Agreement.

4.7.                  Board of Directors. As of the Closing, the authorized size of the Board shall be four (4) directors, and the Board shall be comprised of Mr. Eric Xu, Mr. Xin Ye, Mr. Paul Cheng and Mr. Alexandras Moukas.

4.8.                  Indemnification Agreement. The Company and each director designated by the Purchaser shall have executed and delivered the Indemnification Agreement.

4.9.                  Shareholder Agreement. The Company, the Purchaser and the other shareholders of the Company named as parties thereto shall have executed and delivered the Shareholder Agreement.

4.10.            Employment Agreement. The Company and each Key Employee, respectively, shall have executed and delivered an Employment Agreement.

4.11.            Inventions Assignment Agreement. The Company, each Existing Subsidiary and each Key Employee, respectively, shall have executed and delivered an Inventions Assignment Agreement.

4.12.            Share Restriction Agreement. The Company and each Founder, respectively, shall have executed and delivered a Share Restriction Agreement.

4.13.            Note. At or prior to the Closing Date, the Note, in the form of Exhibit D, shall have been issued and delivered by the Company to the Purchaser.

4.14.            Warrant. At or prior to the Closing Date, the Warrants, in the form of Exhibit E, shall have been issued and delivered by the Company to the Purchaser.

4.15.            Memorandum and Articles. The Company shall have filed both the Memorandum and Articles with the appropriate authorities on or prior to the Closing, each of which shall continue to be in full force and effect as of the Closing.

4.16.            Secretary’s Certificate. The Secretary of the Company shall have delivered to the Purchaser at the Closing a certificate certifying (a) the Memorandum and Articles and (b) resolutions of the Board approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements.

4.17.            Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser, and the Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

4.18.            Preemptive Rights. The Company shall have fully satisfied (including with respect to rights of timely notification) or obtained enforceable waivers in respect of any preemptive or similar rights directly or indirectly affecting any of its securities.

4.19.            Business Plan. The Purchaser has approved the Company’s Business Plan and budget for the twelve (12) months following the Closing Date.

4.20.            Diligence Review. The Purchaser shall have, in its sole discretion, satisfactorily completed its business, technical, legal and financial review of the Company and the Existing Subsidiaries.

5.                          Conditions of the Company’s Obligations at Closing. The obligations of the Company to sell the Shares, Note and Warrants to the Purchaser at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1.                  Representations and Warranties. The representations and warranties of the Purchaser contained in Section 3 shall be true and correct in all respects as of such Closing.

5.2.                  Performance. The Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before such Closing.

5.3.                  Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of any jurisdiction that are required in connection with the lawful issuance and sale of the Share pursuant to this Agreement shall be obtained and effective as of the Closing.

6.                          Covenants. The Company and the Existing Subsidiaries, as applicable, covenant and agree, for the benefit of the Purchaser, that until the Obligations have been performed and paid in full:

6.1.                  Payment of Principal, Premium and Interest. The Company will duly and punctually pay the principal, the interest, the premium (if any) and any other amounts owing under this Agreement and the Note, in each case when due under the terms of this Agreement and the Note, and the Company will observe and comply with all other requirements applicable to it pursuant to this Agreement and the other Transaction Documents, subject in each case to applicable notice and grace periods.

6.2.                  Conduct of Business and Maintenance of Existence. Subject to this Agreement, the Company and each of the Existing Subsidiaries shall continue to engage in its business in substantially the same manner as it is now conducted and proposed to be conducted in the Business Plan, and preserve, renew and keep in full force and effect and in good standing its existence and take all reasonable action to maintain all material rights, privileges, franchises, permits, licenses and approvals, copyrights, patents, trademarks, licenses and trade names necessary or desirable in the normal conduct of its business except for rights, privileges, franchises, permits, licenses and approvals, copyrights, patents, trademarks and tradenames the loss of which would not in the aggregate reasonably be expected to have a Material Adverse Effect, and except as otherwise permitted by this Agreement.

6.3.                  Maintenance of Properties. The Company and each of the Existing Subsidiaries shall keep its properties in such reasonable repair, working order and condition, normal wear and tear excepted, and shall from time to time make such reasonable repairs, replacements, additions and improvements thereto, as are necessary for the efficient operation of its business and shall comply at all times in all material respects with all material franchises, licenses and leases to which it is party so as to prevent any loss or forfeiture thereof or thereunder, except where (a) compliance is at the time being contested in good faith by appropriate proceedings and (b) failure to comply with the provisions being contested has not resulted, and does not create a material risk of resulting, in the aggregate, in any Material Adverse Effect.

6.4.                  Change of Jurisdiction of Organization, Relocation of Business. Neither the Company nor any Existing Subsidiary shall change its jurisdiction of organization, relocate its chief executive office, principal place of business or its records without thirty (30) days prior written notice to the Purchaser.

6.5.                  Compliance with Law. The Company and each of the Existing Subsidiaries shall comply in all material respects with all laws, rules, regulations and orders of any court, arbitrator or governmental entity, jurisdiction or authority applicable to the operation of its business; provided, however, that it may contest any such law, rule, regulation or order in any reasonable manner which shall not, in the reasonable opinion of the Purchaser, adversely affect the Purchaser’s rights.

6.6.                  Compliance with Transaction Documents. The Company and each of the Existing Subsidiaries shall comply in all material respects with all Transaction Documents to which it is a party.

6.7.                  Payment of Obligations. Each of the Company and the Existing Subsidiaries shall pay promptly when due all taxes, assessments and governmental charges or levies imposed upon its income or profits, as well as all claims of any kind (including, without limitation, claims for labor, materials and supplies), except that no such charge need be paid if (a) the validity thereof is being contested in good faith by appropriate proceedings and (b) such charge is adequately reserved against on the books of the Company and the Existing Subsidiaries, as applicable, in accordance with generally accepted accounting principles.

6.8.                  Insurance. The Company and each of the Existing Subsidiaries shall maintain insurance policies in such amounts and forms and with such companies as are customarily maintained by businesses similar to the Company and the Existing Subsidiaries, respectively. Within thirty (30) days of the Closing Date, the Company shall obtain and maintain in full force and effect director and officer liability insurance in an amount of at least Two Million Dollars ($2,000,000) and on terms satisfactory to the Board, including the affirmative vote of at least one of the Series A Directors, provided that such director and officer liability insurance shall in any event include as an additional insured any entity that (a) has the right to appoint one (1) or more members of the Board and (b) is a holder of Series A Preferred Shares. In addition, within thirty (30) days of the Closing Date, the Company will obtain and maintain in full force and effect term life insurance in an amount not less than Five Million Dollars ($5,000,000) and on terms satisfactory to the Board, including the affirmative vote of at least one of the Series A Directors, on the life of each Founder, naming the Company as beneficiary, provided that the Company shall, in the sole discretion of the Purchaser, use such proceeds to, first, pay in full in cash the Obligations, second, to redeem the Series A Preferred Shares in accordance with its terms and provisions and third, for the general corporate purposes of the Company.

6.9.                  Future Subsidiaries and Future Affiliates. The Company shall promptly notify the Purchaser of the creation or acquisition by any of the Company or the Existing Subsidiaries of any subsidiary or Affiliate after the Closing Date. Furthermore, the Company shall cause each such subsidiary and affiliate to comply with the terms and conditions of this Agreement and the Transaction Documents applicable to the Company and the Existing Subsidiaries.

6.10.            Investments. Neither the Company nor the Existing Subsidiaries shall have outstanding, acquire or hold any investment (or become contractually committed to do so), except the following:

(a)                      Investments in bank instruments maturing within three months after their acquisition issued by banks that are rated at least AAA by S&P.

(b)                     Repurchase agreements, having terms of less than ninety (90) days, for government obligations with a commercial bank or trust company which is rated at least AAA by S&P.

6.11.            Restricted Payments. Unless approved by the Board, including each Series A Director, neither the Company nor any of the Existing Subsidiaries shall directly or indirectly, declare, order or pay any dividends or make any distributions of any kind on its outstanding capital shares or membership interests, as applicable, or any other payments of any kind to any of the holders of its capital shares or membership interests in respect of such capital shares or membership interests (including any redemption, purchase or acquisition of the same) or make or set apart any sum, payment, dividend, distribution or property for such purpose (or become contractually committed to do so), except that the Existing Subsidiaries may pay dividends or make distributions to the Company.

6.12.            Mergers, Consolidations, Asset Dispositions and Acquisitions. Neither the Company nor any of the Existing Subsidiaries shall merge or consolidate with any other Person, or sell all or substantially all of their assets, or acquire a company with a business or line of business different than the business of the Company.

6.13.            Guarantees. Neither the Company nor any Existing Subsidiary shall become or be liable in respect of any guarantee, except guarantees of the Note.

6.14.            Books, Records and Inspections; Information Rights. The Company and each of the Existing Subsidiaries shall grant the Purchaser standard inspection rights, including, but not limited to the right, on a quarterly basis, or as they may otherwise agree, to visit and inspect any of the properties of the Company or any of the Existing Subsidiaries, to examine their books of account and records, to make copies and extracts therefrom, to observe the taking of any physical inventories of their properties by them or their accountants, to discuss their affairs, finances and accounts with, and to be advised as to the same by, their officers and employees, and their independent public accountants, all upon reasonable prior written notice to the Company or any of the Existing Subsidiaries and at such reasonable times (during normal business hours) and intervals as such authorized partner, designee or officer desires.

6.15.            Transactions with Related Parties. Except for the Transaction Documents and the transactions contemplated therein, neither the Company nor any of the Existing Subsidiaries shall enter into any transaction with any officer, director, manager, shareholder, member or family member of an officer, director, manager, shareholder or member of the Issuer or any of the Existing Subsidiaries (each a “Related Party”), except upon fair and reasonable terms not less favorable to the Company or such Existing Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person that is not a Related Party, and all such transactions shall require the prior approval of a majority of the disinterested members of the Company’s Board of Directors.

6.16.            ESOP. Within thirty (30) days of the Closing, the Company shall have in place the ESOP and delivered a copy of all the documentation related thereto to the Purchaser.

6.17.            Notice of Developments. Each of the Company and the Existing Subsidiaries shall provide the Purchaser with prompt written notice in the event its own representations and warranties are discovered to be untrue as of the date of any Closing. No disclosure by the Company or any of the Existing Subsidiaries shall be deemed to amend or supplement the Schedule of Exceptions hereto or to cure any misrepresentation or breach of warranty; provided, however, that the delivery of or failure to deliver any notice pursuant to this Section 4 shall not limit or otherwise affect the remedies available hereunder to the Purchaser.

6.18.            Further Assurances. The Company and the Existing Subsidiaries shall take all actions, and make, execute, acknowledge and deliver all documents, as may be reasonably required by the Purchaser to protect its rights and interests under this Agreement and the Note.

7.                          Events Of Default; Remedies.

7.1.                  Events of Default. The occurrence of any one or more of the following shall constitute an Event of Default:

(a)                      The Company fails to timely pay any of the principal amount, interest or other amounts due under the Note on the date the same become due and payable;

(b)                     The Company or any of the Existing Subsidiaries shall fail to perform any of their other Obligations or shall be in breach of any of their representations, warranties or covenants hereunder or under the Note, as applicable;

(c)                      The Company or any of the Existing Subsidiaries shall be in breach of any of their representations, warranties or covenants under this Agreement or any of the Transaction Agreements, as applicable;

(d)                     If the employment of any Founder by the Company or an Existing Subsidiary is terminated for any reason, including death or disability;

(e)                      The breach by any Founder of their (i) non-competition obligations under their Employment Agreement or (ii) Confidentiality Agreement;

(f)                        The Company or any of the Existing Subsidiaries files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(g)                     An involuntary petition is filed against the Company or any of the Existing Subsidiaries (unless such petition is dismissed or discharged within sixty (60) days under any bankruptcy statute now or hereafter in effect), or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company or any of the Existing Subsidiaries.

7.2.                  Remedies. If an Event of Default shall have:

(a)                      occurred with respect to any Event of Default described in Section 7.1(f) or Section 7.1 (g), the unpaid principal amount of the Note, together with accrued interest thereon, shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company; and

(b)                     occurred and be continuing with respect to any Event of Default other than one described in Section 7.1 (f) or Section 7.1 (g), the Purchaser may in its discretion, upon written notice to the Company, declare the Note to be due and payable, whereupon the principal amount of the Note, together with accrued interest thereon, shall automatically become immediately due and payable, such without any other notice of any kind, and without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company.

8.                          Miscellaneous.

8.1.                  Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company, the Founders and the Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchaser or the Company.

8.2.                  Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.3.                  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law, and the parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the State of Delaware.

8.4.                  Counterparts. This Agreement may be executed and delivered by facsimile or other electronic transmission and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.5.                  Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.6.                  Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 8.6. If notice is given to the Purchaser, a copy (which shall not by itself constitute notice) shall also be given to Kirkpatrick & Lockhart Preston Gates Ellis LLP, 599 Lexington Avenue, New York, NY 10022, Attention: Robert S. Matlin, Esq.

8.7.                  No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

8.8.                  Attorneys’ Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

8.9.                  Amendments and Waivers. Except as otherwise expressly provided, this Agreement may be amended or modified, and the obligations of the parties hereto may be waived, only upon the written consent of the parties hereto.

8.10.            Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

8.11.            Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

8.12.            Entire Agreement. This Agreement (including the Exhibits hereto), the Memorandum, Articles and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

8.13.            Dispute Resolution. All disputes arising out of or in connection with the present contract shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with the said Rules. The seat, or legal place, of the arbitration shall be England and the arbitration shall take place in London, England. The language of the arbitration proceedings shall be English.

8.14.            No Commitment for Additional Financing. The Company acknowledges and agrees that the Purchaser has not made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the Shares, Note and Warrants as set forth herein and subject to the conditions set forth herein. In addition, the Company acknowledges and agrees that (a) no statements, whether written or oral, made by the Purchaser or its representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (b) the Company shall not rely on any such statement by the Purchaser or its representatives and (c) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by the Purchaser and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. The Purchaser shall have the right, in it sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

8.15.            Confidentiality. The terms and conditions of this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby are confidential and shall not be disclosed by any party except as permitted herein. Neither the Company nor any Founder shall make any public announcement regarding the Series A Financing, including, without limitation, by a press conference, in any professional or trade publication, in any marketing materials or otherwise to the general public, without the prior written consent of the Purchaser. Notwithstanding the foregoing, the Company will be entitled, after the Closing, to disclose the closing of the Series A Financing, solely to the Company’s investors, investment bankers, lenders, accountants, legal counsel, business partners, and bona fide prospective investors, employees, lenders and business partners, in each case, only where such persons or entities are under appropriate nondisclosure obligations. Notwithstanding anything to the contrary herein, the Purchaser shall be entitled to disclose its investment in the Company to third parties or to the public at any time. In the event of a disclosure required by law, the disclosing party shall, at a reasonable time before making any such disclosure or filing, consult with the other parties regarding such disclosure or filing and, to the extent possible, seek confidential treatment for such portions of the disclosure or filing as may be requested by the other parties.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties have executed this Series A Preferred Share and Note Purchase Agreement as of the date first written above.

COMPANY:

YDON HOLDINGS LTD.

By:	/s/ Xin Ye
Name:	Xin Ye
Title:	CEO

Address:	Ying Du Plaza A-9B
48 Zhi Chun Rd.
Haidian Dist, Beijing
China 100086

PURCHASER:

VELTI PLC

By:	/s/ Alexandros Moukias
Name:	Alexandros Moukias
Title:	CEO

Address:

SERIES A PREFERRED SHARE AND NOTE PURCHASE AGREEMENT

SIGNATURE PAGE

FOUNDERS:

/s/ Xin Ye
Signature

Name: Xin Ye

Address:	Ying Du Plaza A-9B,
48 Zhi Chun Rd.
Haidian Dist, Beijing.
China

c/o

/s/ Kaiyang Liu
Signature

Name: Kaiyang Liu

Address:	Ying Du Plaza A-9B,
48 Zhi Chun Rd.
Haidian Dist, Beijing 100098
China.

SERIES A PREFERRED SHARE AND NOTE PURCHASE AGREEMENT

SIGNATURE PAGE

Warrant No. W-1, Date of Issuance April 30, 2008

AMENDMENT 1

TO

SERIES A PREFERRED SHARE PURCHASE WARRANT

BETWEEN

YDON HOLDINGS LTD.

AND

VELTI PLC.

This Amendment 1 to the Series A Preferred Share Purchase Warrant (“Amendment 1”) is made as of March 2, 2010 (“Amendment 1 Effective Date”), by and between Ydon Holdings Ltd. A British Virgin Islands Business Company (“Company”) and Velti Plc. a company duly incorporated and validly existing under the laws of England having its principal office at First Floor, 28-32 Pembroke Street Upper Dublin 2, Republic of Ireland (“Registered Holder”), and amends the Series A Preferred Share Purchase Warrant between Company and Registered Holder dated April 30, 2008 (the “ Warrant Agreement”). Certain capitalized terms used but not otherwise defined in this Amendment 1 shall have the same meanings given such terms in the Agreement, and, unless otherwise specified, references to Sections refer to Sections of the Agreement. This Amendment 1 modifies the Warrant Agreement only to the extent expressly described herein and does not modify the Warrant Agreement or the exhibits thereto in any other manner and all other provisions of the Warrant Agreement remain in full force and effect in accordance with their terms.

WHEREAS, the parties desire to amend the Warrant Agreement in accordance with the terms set forth below;

NOW, THEREFORE, Company and Registered Holder hereby agree as follows:

1.                         Section 1.                Exercise. Section 1(a) is hereby deleted and replaced in its entirety with the following:

“(a)                This Warrant shall be exercisable, in whole or in part, at any time or from time to time, during the period commencing on the Date of Issuance and ending on the earlier of (A) July 31, 2010, or (B) the consummation of a Qualified IPO (as defined in the Articles) (the “Exercise Period”)”

2.                         Effect of Amendment. Except as specifically modified or waived herein, all terms and conditions of the Agreement shall continue in full force and effect. In the event of any conflict, ambiguity, or inconsistency between the terms of this Amendment 1 and the terms of the Agreement, the terms of this Amendment 2 shall control.

3.                         Execution of Amendment. This Amendment 1 may be executed in any number of counterparts, all of which taken together will constitute a single instrument. Execution and delivery of this Amendment 1 may be evidenced by facsimile transmission.

IN WITNESS WHEREOF, the undersigned have executed this Amendment 1 as of the Amendment 1 Effective Date.

Velti Plc.		Ydon Holdings Ltd.

By:	/s/ David J. Powers	By:	/s/ Xin Ye
Name:	David J. Powers	Name:	Xin Ye
Title:	General Counsel	Title:	CEO